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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form SB-2 to Registration Statement No. 333-104553 of MicroIslet, Inc. on Form S-2 of our report dated March 29, 2004 (which report express an unqualified opinion and include an explanatory paragraph referring to financing subsequent to year end), appearing in the Annual Report on Form 10-KSB of MicroIslet, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California
May 28, 2004